Exhibit B-2(d)
                    SUPPLEMENTAL INSTRUCTIONS
                   PURSUANT TO TRUST AGREEMENT
                     OF RIVER FUEL TRUST #3
                     DATED FEBRUARY 20, 1989
                                                            No. 2


      These Supplemental Instructions, dated February 13, 1998, are given pursuant to the Trust Agreement dated as of February
22, 1989, as amended (the "Trust Agreement"), among The Chase Manhattan Bank, as Trustor, United States Trust Company of New York, as Trustee and System Energy Resources, Inc., as Beneficiary under which River Fuel Trust #3 (the "Trust") was formed.

      WHEREAS, the Trust Agreement contemplates the delivery by the Beneficiary to and acceptance by the Trustee of Supplemental Instructions with respect to the execution and delivery of agreements, acceptance of assignments of agreements or rights, acquisition of properties and entering into of certain transactions by River Fuel Funding Company #3, Inc., a Delaware corporation (the "Company"), all of the capital stock of which is owned by the Trust in accordance with lawful requests of the Beneficiary; and

      WHEREAS,  the Beneficiary now desires to give  Supplemental
Instructions to the Trustee as herein set forth;

      NOW, THEREFORE, the Beneficiary hereby gives, and the Trustee by its signature hereto hereby accepts, the following Supplemental Instructions: That the Trustee use its best efforts to cause the Company (a) to borrow $25,000,000 aggregate principal amount pursuant to two Note Purchase Agreements relating to Intermediate Term Secured Notes, 6.44% Series C Due February 15, 2001 (the "Series C IT Notes"), and (b) to perform all the Company's obligations and duties and to exercise all its rights under said Note Purchase Agreements.

       Section  1.   Definitions.   For  the  purpose  of   these
Supplemental Instructions, the capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Trust Agreement.

      Section 2. Authorization and Direction to Use Best Efforts to Cause the Company to Accept and/or Execute Documents or Rights. The Trustee is hereby directed to cause the Company to:

           (i)   execute  and deliver the several  Note  Purchase
     Agreements with each of the Purchasers as named therein, relating to $25,000,000 original aggregate principal amount of Series C IT Notes, substantially in the form delivered herewith;

           (ii) execute and deliver to each Purchaser Series C IT
     Notes, substantially in the form and in the principal amounts provided in the Note Purchase Agreements; and

           (iii) perform all other acts and execute all other documents and certificates necessary to consummate the Closing under said Note Purchase Agreements.

      Section 3. Use of Proceeds. The proceeds of the Series C IT Notes are to be deposited in the Collateral Account and shall be applied first to the payment of the Series B IT Notes which mature on February 15, 1998, and the balance of such proceeds shall be applied to accrued interest on the Series B IT Notes and ulitmately toward the purchase price of Nuclear Fuel in accordance with the directions of the Beneficiary.

      Section 4. Confirmation of Trust. The Trustee hereby confirms by its execution hereof that the declaration of trust embodied in Section 3 of the Trust Agreement shall apply fully to all rights, estates, properties, assets, payments or proceeds received or obtained by the Company pursuant to these Supplemental Instructions, all of which constitute part of the Trust Estate.

      Section 5. Other Provisions. Except as herein expressly provided, all of the terms and provisions of the Trust Agreement shall as nearly as may be practicable apply to all rights and obligations obtained or incurred by the Trustee or the Company pursuant to these Supplemental Instructions.

      IN WITNESS WHEREOF, the parties hereto have executed these Supplemental Instructions the day and year first above written.

                              SYSTEM ENERGY RESOURCES, INC.



                            By:  /s/ Louis E. Buck
                                    Louis E. Buck
                                Vice President, Chief
                                  Accounting Officer
                               and Assistant Secretary


ACCEPTED:

UNITED STATES TRUST COMPANY
OF NEW YORK, as Trustee


By:  /s/Louis Young